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Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-72812, 33-86980, 333-126008, 333-116831, 333-84822, 333-34384 and 333-58619
of Books-A-Million, Inc. (the "Company") on Form S-8 of our report dated April 25, 2005 (April 12, 2006 as to Note 7)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles as described in Note 1 to the consolidated financial statements), incorporated by reference in this Annual Report on Form 10-K for the year ended January 28, 2006, and of our report on the financial statement schedule, dated April 25, 2005, appearing in this Annual Report on Form 10-K for the year ended January 28, 2006.

DELOITTE & TOUCHE LLP
Birmingham, Alabama

April 12, 2006